Exhibit 10.1

XILIO THERAPEUTICS, INC.

AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY

Effective: April 15, 2026

The non-employee directors of Xilio Therapeutics, Inc. (the “Company”) shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of the Company.

Director Compensation

Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders, and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The annual cash retainer that will be paid to each of our non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the annual cash retainer that will be paid to the chair of the Board, if one is then appointed, and the chair of each committee of the Board will be as follows:

	Member Annual Fee	Additional Fee for Chair
Board of Directors	$40,000	$30,000
Audit Committee	$7,500	$7,500
Compensation Committee	$6,000	$6,000
Research & Development Committee	$6,000	$6,000
Nominating and Corporate Governance Committee	$4,000	$4,000

The foregoing annual cash retainers will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board or the applicable committee of the Board or, if applicable, as chair of the Board or the applicable committee.

Equity Compensation

Initial Equity Awards. Upon initial election to our Board, with respect to each non-employee director, such non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of an option to purchase 10,000 shares of our common stock . The initial award shall have a term of ten years from the date of grant of the award, and shall vest and become exercisable as to 33.3333% of the shares underlying such award on each of the first, second and third anniversaries of the date of grant of the award, subject the director’s continued service to the Company or its subsidiaries through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a director’s death or disability or a change in control of the Company (with disability and change in control each as defined in the form of Nonstatutory Stock Option Agreement for Non-Employee Directors). The exercise price shall be the closing price of our common stock on the date of grant (provided that, for any date that is not a trading day, the exercise price shall be determined in accordance with the applicable stock incentive plan then in effect).

Annual Equity Awards. Each non-employee director who is serving as a member of our Board will be granted on the first business day following the date of each annual meeting of stockholders, automatically and without the need for any further action by the Board, an option to purchase 5,000 shares of our common stock. The annual award shall have a term of ten years from the date of the award, and shall vest on the earlier of (i) the first anniversary of the date of grant of the award and (ii) the Company’s next annual meeting of stockholders following the grant date, subject to the director’s continued service to the Company or its subsidiaries through the vesting date. The vesting shall accelerate as to 100% of the shares upon a director’s death or disability or a change in control of the Company (with disability and change in control each as defined in the form of Non-Employee Director Stock Option Agreement). The exercise price shall be the closing price of our common stock on the date of grant (provided that, for any date that is not a trading day, the exercise price shall be determined in accordance with the applicable stock incentive plan then in effect).

Adjustments to Share Amounts. The foregoing share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event affecting our common stock, or any distribution to holders of our common stock other than an ordinary cash dividend.

Other Terms and Conditions. The initial awards and the annual awards shall be subject to the terms and conditions of our 2021 Stock Incentive Plan, or any successor plan (including, but not limited to, any limits on compensation payable to non-employee directors contained in the 2021 Stock Incentive Plan or any successor plan), and the terms of the option agreements entered into with each director in connection with such awards.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.